Exhibit 99.1

Albany International Reports First-Quarter Results

First-quarter Highlights

  Net sales were $230.0 million, an increase of 15.4% compared to 2017 (see Table 2). Excluding the impact of the adoption of the new revenue recognition standard (ASC 606) and currency translation effects, Net sales increased 6.6% (see Table 3).
  Net income attributable to the Company was $10.2 million ($0.32 per share), compared to $10.8 million ($0.34 per share) in Q1 2017. Net income attributable to the Company was increased by $1.2 million ($0.04 per share) as a result of adopting ASC 606.
  Net income attributable to the Company, excluding adjustments (a non-GAAP measure), was $0.54 per share, compared to $0.46 per share in Q1 2017 (see Table 14).
  Adjusted EBITDA (a non-GAAP measure) was $50.9 million, compared to $43.5 million in Q1 2017 (see Tables 10 and 11).

ROCHESTER, N.H.--(BUSINESS WIRE)--May 7, 2018--Albany International Corp. (NYSE:AIN) reported that Q1 2018 Net income attributable to the Company was $10.2 million, including a net benefit of $0.3 million from income tax adjustments. Net income attributable to the Company was increased by $1.2 million as a result of adopting ASC 606. Q1 2017 Net income attributable to the Company was $10.8 million, including a net charge of $0.8 million from income tax adjustments.

Q1 2018 Income before income taxes was $15.1 million, including $8.6 million of restructuring charges and $2.4 million of losses from foreign currency revaluation. Q1 2017 Income before income taxes was $17.5 million, including restructuring charges of $2.7 million and losses of $1.9 million from foreign currency revaluation.

Effective January 1, 2018, the Company adopted the provisions of ASC 606, Revenue from Contracts with Customers, using the modified retrospective method for transition. Under this transition method, periods prior to 2018 are not restated. Table 1 summarizes the effect on various operational metrics that resulted from the adoption of the new standard:

Table 1
Increase/(decrease) attributable to application of ASC 606 for the Three Months ended March 31, 2018 (in thousands)	Machine Clothing	Albany Engineered Composites	Income tax and noncontrolling interest effects	Total Company
Net sales	$4,211	$4,223	$-	$8,434
Gross profit	1,039	869	-	1,908
Selling, technical, general and research expenses	60	-	-	60
Operating income and Income before income taxes	979	869	-	1,848
Income taxes	-	-	601	601
Net income	979	869	(601)	1,247
Net income attributable to the noncontrolling interest	-	-	57	57
Net income attributable to the Company	$979	$869	$(658)	$1,190

Table 2 summarizes Net sales and the effect of changes in currency translation rates:

Table 2
(in thousands, excluding percentages)	Net Sales Three Months ended March 31,		Percent Change	Impact of Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect
	2018	2017
Machine Clothing (MC)	$148,151	$142,827	3.7%	$6,760	-1.0%
Albany Engineered Composites (AEC)	81,830	56,450	45.0	2,311	40.9
Total	$229,981	$199,277	15.4%	$9,071	10.9%

Table 3 summarizes Q1 Net sales excluding the impact of ASC 606 and currency translation effects:

Table 3
(in thousands, excluding percentages)	Q1 2018 Net sales, as reported	Increase due to ASC 606	Increase due to Changes in Currency Translation Rates	Q1 2018 Net sales on same basis as Q1 2017	Percent Change excluding Currency Rate and ASC 606 Effects
Machine Clothing	$148,151	$4,211	$6,760	$137,180	-4.0%
Albany Engineered Composites	81,830	4,223	2,311	75,296	33.4
Total	$229,981	$8,434	$9,071	$212,476	6.6%

In Machine Clothing, when excluding the impact of ASC 606 and currency translation effects, Net sales declined 4%, principally due to continuing declines in publication grade sales and lower sales in tissue and packaging, primarily in North America as Q1 2017 sales were particularly strong in those grades. AEC Net sales grew 33% as compared to Q1 2017, when excluding the impact of ASC 606 and currency translation effects, primarily driven by growth in the LEAP, Boeing 787, and F-35 programs.

Table 4 summarizes Gross profit by segment:

Table 4
	Three Months ended March 31, 2018		Three Months ended March 31, 2017

(in thousands, excluding percentages)	Gross profit	Percent of sales	Gross profit	Percent of sales
Machine Clothing	$70,181	47.4%	$69,218	48.5%
Albany Engineered Composites	11,524	14.1	6,833	12.1
Corporate expenses	(54)	-	(23)	-
Total	$81,651	35.5%	$76,028	38.2%

First-quarter MC Gross profit as a percentage of sales decreased compared to Q1 2017, but was essentially flat compared to the full-year margin in 2017 and rebounded from 45.0% in Q4 2017, due to increased capacity utilization. The increase in AEC Gross profit as a percentage of sales was driven by higher sales and improved labor productivity.

Table 5 summarizes selling, technical, general and research (STG&R) expenses by segment:

Table 5
(in thousands, excluding percentages)	Three Months ended March 31, 2018		Three Months ended March 31, 2017
	STG&R Expense	Percent of sales	STG&R Expense	Percent of sales

Machine Clothing	$31,060	21.0%	$30,845	21.6%
Albany Engineered Composites	9,028	11.0	9,376	16.6
Corporate expenses	12,159	-	10,448	-
Total	$52,247	22.7%	$50,669	25.4%

Losses from the revaluation of nonfunctional-currency assets and liabilities increased total first-quarter STG&R expenses by $1.7 million in 2018 and $1.8 million in 2017. The increase in Corporate expenses was primarily attributable to higher costs for information systems to support continued growth in AEC.

Table 6 summarizes first-quarter expenses associated with internally funded research and development by segment:

Table 6
	Research and development expenses
	Three Months ended
	March 31,
(in thousands)	2018	2017
Machine Clothing	$4,418	$4,519
Albany Engineered Composites	3,148	3,076
Total	$7,566	$7,595

Table 7 summarizes first-quarter operating income by segment:

Table 7
	Operating Income/(loss)
	Three Months ended
	March 31,
(in thousands)	2018	2017
Machine Clothing	$30,769	$38,263
Albany Engineered Composites	2,275	(5,114)
Corporate expenses	(12,213)	(10,471)
Total	$20,831	$22,678

Table 8 presents the effect on Operating income from restructuring and currency revaluation:

Table 8
(in thousands)	Expenses/(gain) in Q1 2018 resulting from		Expenses/(gain) in Q1 2017 resulting from

	Restructuring	Revaluation	Restructuring	Revaluation
Machine Clothing	$8,352	$1,517	$110	$1,663
Albany Engineered Composites	221	186	2,571	98
Corporate expenses	-	(3)	-	1
Total	$8,573	$1,700	$2,681	$1,762

In the first quarter of 2018, the Company’s proposal to close its Machine Clothing production facility in Sélestat, France was approved by the French Labor Ministry. Restructuring charges for Q1 2018 include the Company’s estimate for severance and outplacement benefits. The Company has started to assess property, plant and equipment in that location to determine if equipment will be transferred to other facilities, or if the value of the assets can be recovered through a sale. Depending on the outcome of that assessment, additional restructuring charges could be recorded in future periods.

Q1 2018 Other income/expense, net, was expense of $1.5 million, including losses related to the revaluation of nonfunctional-currency balances of $0.7 million. Q1 2017 Other income/expense, net, was expense of $0.8 million, including losses related to the revaluation of nonfunctional-currency balances of $0.1 million.

Table 9 summarizes currency revaluation effects on certain financial metrics:

Table 9
(in thousands)	Income/(loss) attributable to currency revaluation Three Months ended March 31,

	2018	2017
Operating income	$(1,700)	$(1,762)
Other income/(expense), net	(690)	(101)
Total	$(2,390)	$(1,863)

The Company’s income tax rate based on income from continuing operations was 32.5% for Q1 2018, compared to 32.6% for Q1 2017. Discrete tax items decreased income tax expense by $0.3 million in Q1 2018, and increased income tax expense by $0.8 million in Q1 2017.

Tables 10 and 11 provide a reconciliation of Operating income and Net income to EBITDA and Adjusted EBITDA:

Table 10
Three Months ended March 31, 2018 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$30,769	$2,275	$(12,213)	$20,831
Interest, taxes, other income/expense	-	-	(10,349)	(10,349)
Net income (GAAP)	30,769	2,275	(22,562)	10,482
Interest expense, net	-	-	4,288	4,288
Income tax expense	-	-	4,609	4,609
Depreciation and amortization	8,362	11,156	1,430	20,948
EBITDA (non-GAAP)	39,131	13,431	(12,235)	40,327
Restructuring expenses, net	8,352	221	-	8,573
Foreign currency revaluation losses	1,517	186	687	2,390
Pretax (income) attributable to non-controlling interest in ASC	-	(343)	-	(343)
Adjusted EBITDA (non-GAAP)	$49,000	$13,495	$(11,548)	$50,947

Table 11
Three Months ended March 31, 2017 (in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$38,263	$(5,114)	$(10,471)	$22,678
Interest, taxes, other income/expense	-	-	(11,704)	(11,704)
Net income (GAAP)	38,263	(5,114)	(22,175)	10,974
Interest expense, net	-	-	4,328	4,328
Income tax expense	-	-	6,550	6,550
Depreciation and amortization	8,287	7,804	1,202	17,293
EBITDA (non-GAAP)	46,550	2,690	(10,095)	39,145
Restructuring expenses, net	110	2,571	-	2,681
Foreign currency revaluation losses	1,663	98	102	1,863
Pretax (income) attributable to non-controlling interest in ASC	-	(171)	-	(171)
Adjusted EBITDA (non-GAAP)	$48,323	$5,188	$(9,993)	$43,518

Payments for capital expenditures were $15.8 million in Q1 2018, compared to $25.1 million in Q1 2017. Depreciation and amortization was $20.9 million in Q1 2018, compared to $17.3 million in Q1 2017.

CFO Comments

CFO and Treasurer John Cozzolino said, “The Company’s financial results for the first quarter reflect the impact of the new ASC 606 revenue accounting standard, which was implemented effective January 1, 2018. As noted last quarter, the major changes resulting from this new standard relate to the timing of certain MC sales where the performance obligation is satisfied in advance of delivery and some elements of long-term contract accounting for AEC. As shown in Table 1, the net impact of implementing this accounting standard had a somewhat positive effect on sales and income for each business. Additionally, the non-cash impact of the transition to this new standard on the Company’s opening balance sheet for 2018 included increases to accounts receivable of $10 million, contract assets of $45 million, accrued liabilities of $17 million and a decrease to inventory of $47 million.

“First-quarter cash flow was negatively impacted by incentive compensation payments and high first-quarter tax payments. Additionally, cash utilized for other working capital increased during the quarter, most notably accounts receivable for AEC. Overall, total debt increased about $5 million to $521 million as of the end of the quarter and cash balances decreased $32 million to $151 million. The combined effect of those two changes resulted in a $37 million increase to net debt (total debt less cash, see Table 16) to a balance of $369 million as of the end of the quarter. The Company’s leverage ratio, as defined in our primary debt agreements, was 2.55 at the end of Q1, as compared to 2.62 at the end of Q4, well below our current limit of 3.75.

“Capital expenditures during the quarter were about $16 million, a little lower than expected due to the timing of required cash payments. We currently expect capital expenditures to range from $20 million to $25 million per quarter through the rest of the year. At that level of spending, we do expect additional quarterly increases in net debt for the remainder of the year, but at significantly lower levels than during the first quarter.

“The Company’s income tax rate based on income from continuing operations was 32.5% in Q1 compared to 32.6% in 2017. The tax rate for Q1 2018 is somewhat higher than expected as additional elements of the new U.S. tax legislation are incorporated into the rate calculation. Cash paid for income taxes was about $8 million in Q1, and we estimate cash taxes in 2018 to range from $22 million to $25 million.”

CEO Comments

CEO Olivier Jarrault commented, “Q1 2018 was another strong quarter for Albany International; both businesses performed well, resulting in growth in total Company Net sales of 15.4%, or 6.6% excluding the impact of ASC 606 and currency translation effects. Although restructuring charges related to the Company’s plan to close its MC plant in Sélestat, France contributed to a slight decline in Net income compared to the first quarter of 2017, Adjusted EBITDA grew sharply to $51 million with continued stable performance in MC and strong profitability improvement in AEC.

“MC sales in the first quarter, excluding the impact of ASC 606 and currency translation effects, declined 4% compared to last year, principally due to continuing declines in publication grade sales and lower sales in tissue and packaging, primarily in North America as Q1 2017 sales were particularly strong in those grades. Overall, the paper and paperboard market trends that we saw last year – growth in the packaging and tissue grades, especially in Asia, with continued declines across all regions in the publication grades – continued in the first quarter.

“Despite continuing inflationary pressure on our operational costs, MC gross margin was strong during the quarter at 47.4%. As expected, gross margin bounced back from the fourth-quarter gross margin of 45.0%, primarily due to improved capacity utilization. Operating income was down compared to last year due to the French restructuring charges. Adjusted EBITDA, however, was strong and stable compared to Q1 2017.

“The MC outlook for the rest of 2018 looks promising. The business appears to be stable going into the second quarter and we currently anticipate relatively consistent gross margins throughout the rest of the year. Assuming no significant changes in global economic conditions, we are on track for full-year Adjusted EBITDA in the upper half of our expected range of $180 million to $195 million.

“AEC had a strong quarter with growth in Net sales, Operating income and Adjusted EBITDA compared to Q1 2017. AEC had strong year-over-year revenue growth with Net sales, excluding the impact of ASC 606 and currency translation effects, increasing 33%, consistent with our outlook communicated in the last earnings release.

“The increase in sales was primarily driven by several high-growth aerospace platforms, such as the LEAP program as well as key next-generation commercial and defense airframe programs. Sales of fan cases, fan blades and spacers for LEAP engines, which represented about 49% of AEC Q1 2018 sales, grew 60% compared to Q1 2017, reflecting the steep, unprecedented ramp up of this jet engine program. Higher sales of Boeing 787 fuselage frames as well as F-35 components also fueled year-over-year revenue growth.

“AEC Operating income improved to $2.3 million, while Adjusted EBITDA more than doubled year-over-year. Adjusted EBITDA as a percentage of Net sales improved to 16.5% in the first quarter, as a result of volume increases and productivity improvement, compared to 14.1% in Q4 2017 and 9.2% in Q1 2017. While AEC’s profitability could fluctuate from quarter to quarter this year, we continue to expect full-year Adjusted EBITDA as a percentage of sales to show incremental improvement compared to 2017.

“New business opportunities include further share gains on existing platforms leveraging existing and derivative technologies, in addition to content on potential future commercial and defense programs through the use of new technologies. Our R&D new product development activities during the quarter progressed in each of these areas, while R&D process improvement projects also supported existing growth programs. Based on this progress, we continue to project that the combination of execution on our existing contracts along with anticipated new contract wins, provides the potential for AEC to reach annual sales of $475 million to $550 million in 2020.

“AEC’s outlook for the full year 2018 is unchanged from the expectations we stated in the last earnings release: Net sales, year-over-year, should increase 20% to 30% while Adjusted EBITDA as a percentage of Net sales should show incremental improvement in 2018. Beyond 2018, we remain on track toward our goal of 18% to 20% Adjusted EBITDA as a percentage of sales in 2020.

“So in summary, this was a good quarter for the Company, with continued strong and stable performance in MC and robust sales growth with increasing profitability in AEC. Our outlook for both businesses in 2018 is unchanged, as we continue to expect strong performance by both businesses throughout the balance of the year.”

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 23 plants in 10 countries, employs 4,400 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain non-GAAP metrics, including: net sales, and percent change in net sales, excluding the impact of ASC 606 and/or currency translation effects (for each segment and the Company as a whole); EBITDA and Adjusted EBITDA (for each segment and the Company as a whole, represented in dollars or as a percentage of net sales); net debt; and net income per share attributable to the Company, excluding adjustments. Such items are provided because management believes that, when reconciled from the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance.

Presenting sales and increases or decreases in sales, after currency effects and/or ASC 606 impact are excluded, can give management and investors insight into underlying sales trends. EBITDA, or net income with interest, taxes, depreciation, and amortization added back, is a common indicator of financial performance used, among other things, to analyze and compare core profitability between companies and industries because it eliminates effects due to differences in financing, asset bases and taxes. An understanding of the impact in a particular quarter of specific restructuring costs, currency revaluation, inventory write-offs associated with discontinued businesses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Restructuring expenses in the MC segment, while frequent in recent years, are reflective of significant reductions in manufacturing capacity and associated headcount in response to shifting markets, and not of the profitability of the business going forward as restructured. Net debt is, in the opinion of the Company, helpful to investors wishing to understand what the Company’s debt position would be if all available cash were applied to pay down indebtedness. EBITDA, Adjusted EBITDA and net income per share attributable to the Company, excluding adjustments, are performance measures that relate to the Company’s continuing operations.

Net sales, or percent changes in net sales, excluding currency rate effects, are calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. The impact of ASC 606 is determined by calculating what GAAP net sales would have been under the prior ASC 605 standard, and comparing that amount to the amount reported under the new ASC 606 standard. These amounts are then compared to the U.S. dollar amount as reported in the current period. The Company calculates EBITDA by removing the following from Net income: Interest expense net, Income tax expense, Depreciation and amortization. Adjusted EBITDA is calculated by: adding to EBITDA costs associated with restructuring, and inventory write-offs associated with discontinued businesses; adding (or subtracting) revaluation losses (or gains); subtracting (or adding) gains (or losses) from the sale of buildings or investments; subtracting insurance recovery gains in excess of previously recorded losses; and subtracting (or adding) Income (or loss) attributable to the non-controlling interest in Albany Safran Composites (ASC). Adjusted EBITDA may also be presented as a percentage of net sales by dividing it by net sales. Net income per share attributable to the Company, excluding adjustments, is calculated by adding to (or subtracting from) net income attributable to the Company per share, on an after-tax basis: restructuring charges; inventory write-offs associated with discontinued businesses; discrete tax charges (or gains) and the effect of changes in the income tax rate; foreign currency revaluation losses (or gains); acquisition expenses; and losses (or gains) from the sale of investments.

EBITDA, Adjusted EBITDA, and net income per share attributable to the Company, excluding adjustments, as defined by the Company, may not be similar to similarly named measures of other companies. Such measures are not considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of income.

The Company discloses certain income and expense items on a per-share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the quarterly per-share amount for items included in continuing operations by using the income tax rate based on income from continuing operations and the weighted-average number of shares outstanding for each period. Year-to-date earnings per-share effects are determined by adding the amounts calculated at each reporting period.

Tables 12 and 13 contain Q1 per share effects of certain income and expense items:

Table 12
Three Months ended March 31, 2018 (in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$8,573	$2,786	$5,787	$0.18
Foreign currency revaluation losses	2,390	777	1,613	0.05
Net discrete income tax benefit	-	290	290	0.01
Favorable effect of applying ASC 606	1,848	658 *	1,190	0.04
* includes tax and noncontrolling interest effects

Table 13
Three Months ended March 31, 2017 (in thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Per Share Effect
Restructuring expenses, net	$2,681	$979	$1,702	$0.05
Foreign currency revaluation losses	1,863	680	1,183	0.04
Net discrete income tax charge	-	831	831	0.03

Table 14 contains the calculation of Net income per share attributable to the Company, excluding adjustments:

Table 14
	Three Months ended
	March 31,
Per share amounts (Basic)	2018	2017
Net income attributable to the Company, reported (GAAP)	$0.32	$0.34
Adjustments:
Restructuring expenses, net	0.18	0.05
Discrete tax adjustments	(0.01)	0.03
Foreign currency revaluation losses	0.05	0.04
Net income attributable to the Company, excluding adjustments (non-GAAP)	$0.54	$0.46

Table 15 contains the calculation AEC Adjusted EBITDA as a percentage of sales:

Table 15
	Adjusted EBITDA as a percentage of net sales Three months ended

(in thousands, except percentages)	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2018	2017	2017	2017	2017	2016
Adjusted EBITDA (non-GAAP)	$13,495	$10,794	$8,125	$(8,586)*	$5,188	$5,530
Net sales (GAAP)	$81,830	$76,465	$71,447	$68,999	$56,450	$68,302
Adjusted EBITDA as a percentage of net sales	16.5%	14.1%	11.4%	(12.4)%	9.2%	8.1%
* Includes charge of $15.8 million in Q2 2017 for revisions in estimated profitability of two AEC contracts.

Table 16 contains the calculation of net debt:

Table 16
(in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Notes and loans payable	$226	$262	$186	$249	$274	$312
Current maturities of long-term debt	1,821	1,799	51,765	51,732	51,699	51,666
Long-term debt	518,656	514,120	453,578	444,030	428,477	432,918
Total debt	520,703	516,181	505,529	496,011	480,450	484,896
Cash and cash equivalents	151,426	183,727	153,465	138,792	143,333	181,742
Net debt	$369,277	$332,454	$352,064	$357,219	$337,117	$303,154

Table 17 contains the reconciliation of MC 2018 projected Adjusted EBITDA to MC 2018 projected net income:

Table 17
Machine Clothing Full-Year 2018 Outlook (in millions)	Actual, three months ended March 31, 2018	Results for last three quarters of year to meet low end of range	Results for last three quarters of year to meet high end of range	Estimated range for full- year
Net income (non-GAAP)	$31	$107	$122	$138 - $153
Depreciation and amortization	8	24	24	32
EBITDA (non-GAAP)	$39	$131	$146	$170 - $185
Restructuring expenses	8	*	*	*
Foreign currency revaluation losses	2	*	*	*
Adjusted EBITDA (non-GAAP)	$49	$131	$146	$180 - $195
* Due to the uncertainty of these items, management is currently unable to project restructuring expenses and foreign currency revaluation gains/losses for 2018.

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” “look for,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about macroeconomic and paper-industry trends and conditions during 2018 and in future years; expectations in 2018 and in future periods of sales, EBITDA, Adjusted EBITDA (both in dollars and as a percentage of net sales), income, gross profit, gross margin, cash flows and other financial items in each of the Company’s businesses, and for the Company as a whole; the timing and impact of production and development programs in the Company’s AEC business segment and the sales growth potential of key AEC programs, as well as AEC as a whole; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization; future debt and net debt levels and debt covenant ratios; the impact of the new revenue recognition standard on financial results for each business segment and for the Company as a whole; the impact of the U.S. tax legislation passed in Q4 2017; the timing and impact of the restructuring in France; and changes in currency rates and their impact on future revaluation gains and losses. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products. Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect in some cases.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,

	2018	2017

Net sales	$229,981	$199,277
Cost of goods sold	148,330	123,249

Gross profit	81,651	76,028
Selling, general, and administrative expenses	41,930	40,407
Technical and research expenses	10,317	10,262
Restructuring expenses, net	8,573	2,681

Operating income	20,831	22,678
Interest expense, net	4,288	4,328
Other expense, net	1,452	826

Income before income taxes	15,091	17,524
Income tax expense	4,609	6,550

Net income	10,482	10,974
Net income attributable to the noncontrolling interest	237	135
Net income attributable to the Company	$ 10,245	$ 10,839

Earnings per share attributable to Company shareholders - Basic	$ 0.32	$ 0.34

Earnings per share attributable to Company shareholders - Diluted	$ 0.32	$ 0.34

Shares of the Company used in computing earnings per share:
Basic	32,220	32,128

Diluted	32,236	32,164

Dividends declared per share, Class A and Class B	$ 0.17	$ 0.17

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	March 31,	December 31,

	2018	2017
ASSETS
Cash and cash equivalents	$151,426	$183,727
Accounts receivable, net	248,538	202,675
Contract assets	42,895	-
Inventories	100,034	136,519
Income taxes prepaid and receivable	6,132	6,266
Prepaid expenses and other current assets	18,675	14,520
Total current assets	567,700	543,707

Property, plant and equipment, net	459,388	454,302
Intangibles, net	53,881	55,441
Goodwill	168,311	166,796
Deferred income taxes	70,174	68,648
Noncurrent receivables	35,338	32,811
Other assets	45,543	39,493
Total assets	$1,400,335	$1,361,198

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$226	$262
Accounts payable	45,694	44,899
Accrued liabilities	122,103	105,914
Current maturities of long-term debt	1,821	1,799
Income taxes payable	5,182	8,643
Total current liabilities	175,026	161,517

Long-term debt	518,656	514,120
Other noncurrent liabilities	100,170	101,555
Deferred taxes and other liabilities	11,339	10,991
Total liabilities	805,191	788,183

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued 37,447,669 in 2018
and 37,395,753 in 2017	37	37
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,233,998 in 2018 and 2017	3	3
Additional paid in capital	428,859	428,423
Retained earnings	533,759	534,082
Accumulated items of other comprehensive income:
Translation adjustments	(69,672)	(87,318)
Pension and postretirement liability adjustments	(50,549)	(50,536)
Derivative valuation adjustment	6,433	1,953
Treasury stock (Class A), at cost 8,431,335 shares in 2018
and 2017	(256,876)	(256,876)
Total Company shareholders' equity	591,994	569,768
Noncontrolling interest	3,150	3,247
Total equity	595,144	573,015
Total liabilities and shareholders' equity	$1,400,335	$1,361,198

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

	Three Months ended
	March 31,

	2018	2017
OPERATING ACTIVITIES
Net income	$10,482	$10,974
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	18,302	14,644
Amortization	2,646	2,649
Change in other noncurrent liabilities	(377)	(1,596)
Change in deferred taxes and other liabilities	(784)	(612)
Provision for write-off of property, plant and equipment	271	296
Non-cash interest expense	-	211
Compensation and benefits paid or payable in Class A Common Stock	289	989
Fair value adjustment on foreign currency option	37	54

Changes in operating assets and liabilities that (used)/provided cash:
Accounts receivable	(31,467)	(741)
Contract assets	2,116	-
Inventories	(9,244)	(14,921)
Prepaid expenses and other current assets	(4,063)	(1,917)
Income taxes prepaid and receivable	102	-
Accounts payable	(2,538)	3,524
Accrued liabilities	(1,185)	(10,971)
Income taxes payable	(3,431)	(2,486)
Noncurrent receivables	2,527	(3,915)
Other, net	(2,630)	(754)
Net cash used in operating activities	(18,947)	(4,572)

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(15,771)	(25,045)
Purchased software	(29)	(38)
Net cash used in investing activities	(15,800)	(25,083)

FINANCING ACTIVITIES
Proceeds from borrowings	13,011	16,145
Principal payments on debt	(8,490)	(20,602)
Taxes paid in lieu of share issuance	(1,652)	(1,364)
Proceeds from options exercised	147	75
Dividends paid	(5,474)	(5,459)
Net cash used in financing activities	(2,458)	(11,205)

Effect of exchange rate changes on cash and cash equivalents	4,904	2,451

Decrease in cash and cash equivalents	(32,301)	(38,409)
Cash and cash equivalents at beginning of period	183,727	181,742
Cash and cash equivalents at end of period	$151,426	$143,333

CONTACT:
Albany International Corp.
Investors
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media
Heather Kralik, 801-505-7001
heather.kralik@albint.com